EXHIBIT 3(i)(6)

          Certificate of Amendment of the Certificate of Incorporation

                                       Of

                       FAMOUS FIXINS HOLDING COMPANY, INC.

               Under Section 805 of the Business Corporation Law


It  is hereby certified that:

      1. The name of the corporation is Famous Fixins Holding Company, Inc. (the "Corporation").

      2. The Certificate of Incorporation was filed with the Department of State on June 19, 1998.

      3. The Certificate of Incorporation is hereby amended to effect the change in corporate name, the change in the address for mailing of process, and the change of the registered agent, and in order to accomplish the amendments, the Certificate of Incorporation shall read as follows:

            a. Article First, which relates to the name of the company, shall read as follows:

      "FIRST:  The name of the corporation is Famous Fixins, Inc."

            b. Article Fifth, which relates to the post address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him, shall read as follows:

      "FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o the Corporation, 250 West 57th Street, Suite 2501, New York, New York 10107."

            c. Article Sixth, which relates to the name and the address of the registered agent of the Corporation, shall read as follows:

      "SIXTH: Jason Bauer, a natural person, having a business office at Famous Fixins, Inc., 250 West 57th Street, Suite 2501, New York, New York 10107, is hereby designated the registered agent upon whom process against this corporation may be served."

      4. The above amendments to the Certificate of Incorporation were authorized by vote of the board, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

      IN WITNESS WHEREOF, Jason Bauer, President, and Peter Zorich, Secretary have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:  September 3, 1998

                                    FAMOUS FIXINS HOLDING COMPANY, INC.


                                    by:  /s/ Jason Bauer
                                       --------------------------------
                                         Jason Bauer, President


                                    by:  /s/ Peter Zorich
                                       --------------------------------
                                          Peter Zorich, Secretary